UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2026

Figure Technology Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-42829	99-2556408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 600 Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (917) 789-8049
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	FIGR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 10, 2026 (the “Closing Date”), Figure Technology Solutions, Inc., a Nevada corporation (the “Company”), entered into a Credit and Guarantee Agreement (the “Credit Agreement”), among the Company, as borrower, certain of the Company's domestic, wholly-owned subsidiaries, as guarantors (the “Guarantors”), JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), and certain other parties thereto. The Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) with aggregate commitments of $465 million, which matures on November 10, 2029. Under the circumstances described in the Credit Agreement, the aggregate commitments may be increased by up to $35 million within the first month of closing and an additional $250 million at any time, for total commitments of up to $750 million. Proceeds of the borrowings under the Credit Agreement may be used for, among other things, the working capital needs and general corporate purposes of the Company and its subsidiaries.

If drawn, borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the Company's option, either (a) a base rate determined by reference to the highest of (i) the rate last quoted by The Wall Street Journal as the U.S. prime rate, (ii) the federal funds rate plus 0.50% per annum and (iii) the one-month term SOFR rate plus 1.00% per annum, in each case, plus an applicable margin of 1.25% to 1.625% per annum, depending on the Company's long-term debt rating, or (b) a term SOFR rate, plus an applicable margin of 2.25% to 2.625% per annum, depending on the Company's long-term debt rating. In addition, the Credit Agreement requires the Company to pay a commitment fee on the unused portion of the aggregate commitments at a rate per annum between 0.35% and 0.55%, depending on the Company's long-term debt rating, payable quarterly in arrears.

The Company's obligations under the Credit Agreement are guaranteed by the Guarantors and secured by a first priority lien on substantially all of the assets of the Company and the Guarantors, subject to certain customary exceptions.

The Credit Agreement contains representations and warranties, affirmative and negative covenants (including certain financial covenants) and events of default, in each case, that are customary for credit facilities of this nature. Upon the occurrence, and during the continuance, of an event of default, including but not limited to a nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, certain defaults of other indebtedness and change of control, after the expiration of any applicable grace or cure period, the Agent may terminate the obligation of the lenders and issuing banks under the Credit Agreement to make advances or issue letters of credit, as applicable, and declare any outstanding obligations under the Credit Agreement immediately due and payable.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full and complete terms thereof, which are attached as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.
On November 12, 2026, the Company issued a press release announcing financial results for the three and nine months ended September 30, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information contained in this Current Report on Form 8-K (including Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d)The following Exhibit 99.1 relates to Item 2.02 and shall be deemed to be furnished, and not filed:

Exhibit No.	Description

10.1
Credit and Guarantee Agreement, among the Company, as borrower, certain of the Company's domestic, wholly-owned subsidiaries, as guarantors, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated November 10, 2026

99.1	Press Release, dated November 12, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIGURE TECHNOLOGY SOLUTIONS, INC.

Date: November 12, 2026	By:	/s/ Michael Tannenbaum
Michael Tannenbaum
Chief Executive Officer and Director